Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Alterity Therapeutics Limited of our report dated September 15, 2020 relating to the financial statements, which appears in Alterity Therapeutics Limited's Annual Report on Form 20-F for the year ended June 30, 2020.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Melbourne, Australia

September 23, 2020